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                                                                    EXHIBIT 10.1

                                CREDIT AGREEMENT


                                (LINE OF CREDIT)


                               (FOREIGN EXCHANGE)


                         (LETTER OF CREDIT SUB-FACILITY)

     This Agreement (the "Agreement") is made and entered into as of JULY 20, 2006, by and between BANK OF THE WEST (the "Bank") and VOLCOM, INC. (the "Borrower"), on the terms and conditions that follow:

                                     SECTION

                                       1

                                   DEFINITIONS

1.1 CERTAIN DEFINED TERMS: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

        1.1.1 "ADVANCE": shall mean an advance to the Borrower under the Agreement described in Section 2.

        1.1.2 "BUSINESS DAY": shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California.

        1.1.3 "CLOSE-OUT DATE": shall mean the Business Day on which the Bank closes out and liquidates an FX Transaction.

        1.1.4 "CLOSING VALUE": has the meaning given to it in Section 7.5(i) hereof.

        1.1.5 "CLOSING GAIN" AND "CLOSING LOSS": shall mean the amount determined in accordance with Section 7.5(ii) hereof.

        1.1.6   "CREDIT PERCENTAGE": shall mean 10%.

        1.1.7 "CURRENT LIABILITIES": shall mean current liabilities as determined in accordance with generally accepted accounting principles, including any negative cash balance on the Borrower's financial statement and Indebtedness for borrowed money under lines of credit with the Bank used by the Borrower for working capital purposes.

        1.1.8 "EFFECTIVE TANGIBLE NET WORTH": shall mean the Borrower's (including all subsidiaries) stated net worth plus Subordinated Debt but less all intangible assets of the Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense, and similar intangible items including, but not limited to, investments in and all amounts due from affiliates, officers or employees).

        1.1.9 "ENVIRONMENTAL CLAIMS": shall mean all claims, however asserted provided it is in writing, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for discharge or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage,



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                natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, Discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

        1.1.10 "ENVIRONMENTAL LAWS": shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authorities, in each case relating to environmental, health, safety and land use matters; including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

        1.1.11  "ENVIRONMENTAL PERMITS": shall have the meaning provided in
                Section 4.10 hereof.

        1.1.12 "ERISA": shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

        1.1.13 "EVENT OF DEFAULT": shall have the meaning set forth in Section 6 of this Agreement.

        1.1.14 "EXPIRATION DATE": shall mean August 31, 2008, or the date of termination of the Bank's commitment to lend under this Agreement pursuant to Section 7, whichever shall occur first.

        1.1.15 "FOREIGN CURRENCY": shall mean any legally traded currency other than US dollars and which may be transferred by paperless wire transfer or cash and in which the Bank regularly trades.

        1.1.16 "FOREIGN EXCHANGE FACILITY": shall mean the credit facility described as such in Section 2.

        1.1.17 "FX RISK LIABILITY": shall mean the product of (a) the Credit Percentage, times (b) the aggregate of the Notional Values of all FX Transactions outstanding, net of any Offsetting Transactions.

        1.1.18  "FX LIMIT": shall mean $1,500,000.

        1.1.19 "FX TRANSACTION": shall mean any transaction between the Bank and the Borrower pursuant to which the Bank has agreed to sell to or to purchase from the Borrower a Foreign Currency of an agreed amount at an agreed price in US dollars or such other agreed upon Foreign Currency, deliverable and payable on an agreed date.

        1.1.20 "HAZARDOUS MATERIALS": shall mean all those substances which are regulated by, or which form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous



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                constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

        1.1.21 "INDEBTEDNESS": shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services for which is deferred six months or more in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss but excluding obligations to trade creditors incurred in the ordinary course of business and (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss. The word "Indebtedness" also includes expenses incurred by the Bank to enforce obligations of the Borrower under this Agreement, together with interest on such amounts as provided in this Agreement, and all other obligations, debts, and liabilities of the Borrower to the Bank as well as all claims by the Bank against the Borrower that are now or hereafter existing, voluntary or involuntary, due or not due, absolute or contingent, liquidated or unliquidated, whether the Borrower may be liable individually or jointly with others, whether recovery upon such Indebtedness may be or hereafter may become barred by any statute of limitations, and whether such Indebtedness may be or hereafter may become otherwise unenforceable.

        1.1.22 "LETTER OF CREDIT FACILITY": shall mean the credit facility described as such in Section 2 hereof.

        1.1.23 "LIBOR ADVANCE": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

        1.1.24 "LIBOR INTEREST PERIOD": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

        1.1.25 "LIBOR RATE": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

        1.1.26 "LINE ACCOUNT": shall have the meaning provided in Section 2.4 hereof.

        1.1.27 "LINE OF CREDIT": shall mean the credit facility described as such in Section 2.

        1.1.28 "NOTIONAL VALUE": shall mean the US Dollar equivalent of the price at which the Bank agreed to purchase or sell to the Borrower a Foreign Currency.

        1.1.29 "OBLIGATIONS": shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of any loans or advances.

        1.1.30 "OFFSETTING TRANSACTION": shall mean a FX Transaction to purchase a Foreign Currency and a FX Transaction to sell the same Foreign Currency , each with the same Settlement Date and designated as an Offsetting Transaction at the time of entering into the FX Transaction.

        1.1.31 "ORDINARY COURSE OF BUSINESS": shall mean, with respect to any transaction involving the Borrower or any of its subsidiaries or affiliates, the ordinary course of the Borrower's business, as conducted by the Borrower in accordance with past practice or industry custom or practice.



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        1.1.32  "PERMITTED LIENS": shall mean: (i) liens and security interests securing indebtedness owed by the Borrower to the Bank; (ii) liens for taxes, assessments or similar charges not yet due;
                (iii) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the Ordinary Course of Business and securing obligations which are not yet delinquent; (iv) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the Ordinary Course of Business to secure Indebtedness outstanding on the date hereof or permitted to be incurred herein; (v) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing; and (vi) those liens and security interests which in the aggregate do not constitute a material monetary amount with respect to the net value of the Borrower's assets.

        1.1.33 "PRIME RATE": shall mean an index for a variable interest rate which is quoted, published or announced by Bank as its prime rate and as to which loans may be made by Bank at, above or below such rate.

        1.1.34 "SETTLEMENT DATE": shall mean the Business Day on which the Borrower has agreed to (a) deliver the required amount of Foreign Currency, or (b) pay in US dollars the agreed upon purchase price of the Foreign Currency.

        1.1.35 "SUBORDINATED DEBT": shall mean such liabilities of the Borrower which have been subordinated to those owed to the Bank in a manner acceptable to the Bank.

        1.1.36 "VARIABLE RATE ADVANCE": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

        1.1.37 "VARIABLE RATE": shall have the respective meaning as it is defined for each facility under Section 2, hereof.

1.2 ACCOUNTING TERMS: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

1.3 OTHER TERMS: Other terms not otherwise defined shall have the meanings attributed to such terms in the Uniform Commercial Code as in effect on July 1, 2001 and from time to time thereafter.


                                     SECTION

                                       2

                                CREDIT FACILITIES

2.1     THE LINE OF CREDIT

        2.1.1 THE LINE OF CREDIT: On terms and conditions as set forth herein, the Bank agrees to make Advances to the Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed $20,000,000.00 (the "Line of Credit"). Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and reborrow under this Section 2.1. Proceeds of the Line of Credit shall be used for general working capital needs, including loans and advances to subsidiaries; provided, however, that up to $10,000,000.00 of the Line of Credit may also be used for the acquisitions.


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        2.1.2   MAKING LINE ADVANCES: Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (i) when credited to any deposit account of the Borrower maintained with the Bank or (ii) when paid in accordance with the Borrower's written instructions. Subject to the requirements of Section 3 and provided such request is made in a timely manner as provided in Section 2.1.5 below, Advances shall be made by the Bank under the Line of Credit.

        2.1.3 REPAYMENT: On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

        2.1.4 INTEREST ON ADVANCES: Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower below:

                (i) Variable Rate Advances: A variable rate per annum equivalent to the Prime Rate (the "Variable Rate"). Interest shall be adjusted concurrently with any change in the Prime Rate. An Advance based upon the Variable Rate is hereinafter referred to as a "Variable Rate Advance".

                (ii) LIBOR Advances: A fixed rate quoted by the Bank for 1 to 6 months or for such other period of time that the Bank may quote and offer (provided that any such period of time does not extend beyond the Expiration Date) (the "LIBOR Interest Period") for Advances in the minimum amount of $100,000.00. Such interest rate shall be a percentage approximately equivalent to 1.50% in excess of the Bank's LIBOR Rate which is that rate determined by the Bank's Treasury Desk as being the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16%)) of the
                        U. S. dollar London Interbank Offered Rates for such period appearing on page USD (or such other page as may replace page USD) of the Bloomberg Financial Markets screen at or about 10:00 a.m. (New York Time) on the second Business Day prior to the first day of such period (adjusted for any and all assessments, surcharges and reserve requirements) (the "LIBOR Rate"). An Advance based upon the LIBOR Rate is hereinafter referred to as a "LIBOR Advance".

                Interest on any Advance shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

                The Borrower hereby promises and agrees to pay interest in arrears on Variable Rate Advances and LIBOR Advances on the last calendar day of each month.

                If interest is not paid as and when it is due, it shall be added to the principal, become and be treated as a part thereof, and shall thereafter bear like interest.

        2.1.5 NOTICE OF BORROWING: Upon written or telephonic notice which shall be received by the Bank at or before 2:00 p.m. (Pacific time) on a Business Day, the Borrower may borrow under the Line of Credit by requesting:

                (i) A Variable Rate Advance. A Variable Rate Advance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 2:00 p.m. on the day such Advance is requested to be made, such Variable Rate Advance may, at the Bank's option, be made on the next Business Day.



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                (ii)    A LIBOR Advance. Notice of any LIBOR Advance shall be
                        received by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrower requests such LIBOR Advance to be made.

        2.1.6 NOTICE OF ELECTION TO ADJUST INTEREST RATE: The Borrower may elect:

                (i) That interest on a Variable Rate Advance shall be adjusted to accrue at the LIBOR Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the day (which shall be a Business Day) on which the Borrower requests that interest be adjusted to accrue at the LIBOR Rate.

                (ii) That interest on a LIBOR Advance shall continue to accrue at a newly quoted LIBOR Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the last day of the LIBOR Interest Period pertaining to such LIBOR Advance. If the Bank shall not have received notice (as prescribed herein) of the Borrower's election that interest on any LIBOR Advance shall continue to accrue at the newly quoted LIBOR Rate, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the LIBOR Interest Period pertaining to such Advance.

        2.1.7 PREPAYMENT: The Borrower may prepay any Advance in whole or in part, at any time and without penalty, provided, however, that:
                (i) any partial prepayment shall first be applied, at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance; and (ii) during any period of time in which interest is accruing on any Advance on the basis of the LIBOR Rate, no prepayment shall be made except on a day which is the last day of the LIBOR Interest Period pertaining thereto. If the whole or any part of any LIBOR Advance is prepaid by reason of acceleration or otherwise, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs, expenses and any loss (including loss of profit resulting from the re-employment of funds) sustained by the Bank as a direct consequence of such prepayment.

                The Bank shall be entitled to fund all or any portion of its Advances in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though the Bank actually funded all Advances through the purchase of dollar deposits bearing interest at the same rate as U.S. Treasury securities in the amount of the relevant Advance and in maturities corresponding to the date of such purchase to the Expiration Date hereunder.

        2.1.8 INDEMNIFICATION FOR LIBOR RATE COSTS: During any period of time in which interest on any Advance is accruing on the basis of the LIBOR Rate, the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the LIBOR Rate.

        2.1.9 CONVERSION FROM LIBOR RATE TO VARIABLE RATE: In the event that the Bank shall at any time determine that the accrual of interest on the basis of the LIBOR Rate (i) is infeasible because the Bank is unable to determine the LIBOR Rate due to the unavailability of U.S. dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to relevant LIBOR Interest Period or (ii) is or has become unlawful or infeasible by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation, guideline or order, then the Bank shall



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                give telephonic notice thereof (confirmed in writing) to the
                Borrower, in which event any Advance bearing interest at the LIBOR Rate shall be deemed to be a Variable Rate Advance and interest shall thereupon immediately accrue at the Variable Rate.

2.2     LETTER OF CREDIT SUB-FACILITY

        2.2.1 LETTER OF CREDIT SUB-FACILITY: The Bank agrees to issue standby letters of credit (each a "Letter of Credit") on behalf of the Borrower of up to $10,000,000.00. At no time, however, shall the total principal amount of all Advances outstanding under the Line of Credit, together with the total face amount of all Letters of Credit outstanding, less any partial draws paid by the Bank, exceed the Line of Credit.

                For the purposes hereof, any Letters of Credit issued and outstanding for the account of the Borrower as of the date hereof shall be deemed to be issued hereunder.

                (i) Upon the Bank's request, the Borrower shall promptly pay to the Bank issuance fees and such other customary fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit.

                (ii) The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date of the Line of Credit and no Letter of Credit shall expire on a date which is more than 90 days after the Expiration Date.

                (iii) Each Letter of Credit shall be in form and substance satisfactory to the Bank and in favor of beneficiaries reasonably satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

                (iv) Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank a duly executed form of the Bank's standard form of application for issuance of a Letter of Credit with proper insertions.

                (v) The Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any Letter of Credit.

        In the event that the Borrower fails to pay any drawing under any Letter of Credit or the balances in the depository account or accounts maintained by the Borrower with Bank are insufficient to pay such drawing, without limiting the rights of Bank hereunder or waiving any Event of Default caused thereby, Bank may, and Borrower hereby authorizes Bank to create an Advance bearing interest at the rate or rates provided in Section 8.2 hereof to pay such drawing.

2.3     FOREIGN EXCHANGE FACILITY

        2.3.1 FOREIGN EXCHANGE FACILITY: The Bank agrees to enter into FX Transactions with the Borrower, at the Borrower's request therefor made prior to the Expiration Date, provided however, that at no time shall the aggregate FX Risk Liability of the Borrower exceed the

                FX Limit. Each FX Transaction shall be used to hedge the Borrower's foreign exchange exposure.


                (i) REQUESTS. Each request for a FX Transaction shall be made by telephone to the Bank's Treasury Department ("Request"), shall specify the Foreign Currency to be purchased or sold, the amount of such Foreign Currency and the Settlement Date. Each Request shall be communicated to the Bank no later than 3:00 p.m. California time on the Business Day on which the FX Transaction is requested.

                (ii) TENOR. No FX Transaction shall have a Settlement Date which is more than 365 days after the date of entry into such FX Transaction, and provided further, no FX Transaction shall expire on a date which is more than 90 days after the Expiration Date.

                (iii) AVAILABILITY. Bank may refuse to enter into a FX Transaction with the Borrower where the Bank, at its sole discretion, determines that (1) the requested Foreign Currency is unavailable, or (2) the Bank is not then dealing in the requested Foreign Currency, or (3) the Bank would be prohibited by any applicable law, rule, regulation or order from purchasing such Foreign Currency.

                (iv) PAYMENT. Payment is due on the Settlement Date of the relevant FX Transaction. The Bank is hereby authorized by the Borrower to charge the full settlement price of any FX Transaction against the depository account or accounts maintained by the Borrower with the Bank on the Settlement Date. In the event that the Borrower fails to pay the settlement price of any FX Transaction on the Settlement Date or the balances in the depository account or accounts maintained with Bank are insufficient to pay the settlement price, without limiting the rights of Bank hereunder or waiving any Event of Default caused thereby, Bank may , and Borrower hereby authorizes Bank to, create an Advance bearing interest at the Variable Rate to pay the settlement price on the Settlement Date.

                (v) INCREASED COSTS. Borrower shall promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any assessment, reserve, deposit, capital maintenance or similar requirement or any surcharge, tax or fee imposed upon the Bank or as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to any FX Transaction.

                (vi) IMPOSSIBILITY OF PERFORMANCE. In the event that the Borrower or the Bank cannot perform under a FX Transaction due to force majeure or an act of State or it becomes unlawful or impossible to perform, all in the good faith judgement of the Borrower or the Bank, then upon notice to the other party, the Borrower or the Bank may require the close-out and liquidation of the affected FX Transaction in accordance with the provisions of this Agreement.

2.4 LINE ACCOUNT: The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the credit facilities granted hereunder (the "Line Account"). The Bank shall provide the Borrower with a statement of the Borrower's Line Account, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 60 days after the Borrower's receipt of any such statement which it deems to be incorrect.

2.5 LATE PAYMENT: In addition to any other rights the Bank may have hereunder, if any payment of principal or interest or any portion thereof, under this Agreement is not paid within 15 days of when due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

                                    SECTION

                              CONDITIONS PRECEDENT

3.1 CONDITIONS PRECEDENT TO THE INITIAL EXTENSION OF CREDIT: The obligation of the Bank to make the initial Advance or the first extension of credit to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such initial Advance or such first extension of credit all of the following, in form and substance satisfactory to the Bank:

                (i) AUTHORITY TO BORROW. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

                (ii) FEES. Payment of all of the Bank's reasonable out-of-pocket expenses in connection with the preparation and negotiation of this Agreement. The bank shall provide written notice to the Borrower for any fees of more than $500.00 and shall discuss the retention of outside counsel with the Company prior to such counsel performing any work that will be billed to Borrower.

                (iii) MISCELLANEOUS. Such other evidence as the Bank may reasonably request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

3.2 CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT: The obligation of the Bank to make each Advance or each other extension of credit, as the case may be, to or on account of the Borrower (including the initial Advance or the first extension of credit) shall be subject to the further conditions precedent that, on the date of each Advance or each extension of credit and after the making of such Advance or extension of credit:

                (i) REPORTING REQUIREMENTS. The Bank shall have received the documents set forth in Section 5.1.

                (ii) REPRESENTATIONS AND WARRANTIES. The representations contained in Section 4, except for representation and warranties dating specifically to an earlier date and in any other document, instrument or certificate delivered to the Bank hereunder are true, correct and complete in all material respects.

                (iii) EVENT OF DEFAULT. No event has occurred and is continuing which constitutes, or with the lapse of time or giving of notice or both, would constitute an Event of Default.

The Borrower's acceptance of the proceeds of any loan, Advance or extension of credit, or the Borrower's applying for any Letter of Credit, or the Borrower's execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute the Borrower's representation and warranty that all of the above statements are true and correct.

                                     SECTION

                         REPRESENTATIONS AND WARRANTIES

The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

4.1 STATUS: The Borrower's correct legal name is as stated in this Agreement and the Borrower is a corporation duly organized and validly existing under the laws of Delaware and with its chief executive office in the state of California. The Borrower is qualified to do business and in good standing under the laws of the state of Delaware and is qualified to do business and is in good standing in the state of California.

4.2 AUTHORITY: The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (i) violate any federal or California statute, rule or regulation or provision of the DGCL, in each case, applicable to the Borrower; (ii) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (iii) require any consent or approval of its stockholders or violate any provision of its certificate of incorporation or by-laws.

4.3 LEGAL EFFECT: This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms.

4.4 FINANCIAL STATEMENTS: All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct in all material respects, except as they may have been amended in public filings with the U.S. Securities Exchange Commission, and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

4.5 LITIGATION: Except as have been disclosed to the Bank in writing, there are no material actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties before any court or administrative agency, which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition.

4.6 TITLE TO ASSETS: The Borrower has good and marketable title to all of its assets and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

4.7 ERISA: If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

4.8 TAXES: Except where the failure to do so will not result in a material adverse effect on the Borrower, the Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith or which payment could not reasonably cause a change in the Borrower's financial condition.

4.9 MARGIN STOCK. The proceeds of any loan or advance hereunder will not be used to purchase or carry margin stock as such term is defined under Regulation U of the Board of Governors of the Federal Reserve System.

4.10 ENVIRONMENTAL COMPLIANCE. The operations of the Borrower comply, and during the term of this Agreement will at all times comply, in all respects with all Environmental Laws; to the Borrower's best knowledge, has obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and the Borrower is in compliance with all material terms and conditions of such Environmental Permits; neither the Borrower nor any of its present property or operations is subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Borrower that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the actual knowledge of the Borrower. In addition, (i) the Borrower does not have any underground storage tanks that are not properly registered or permitted under applicable Environmental Laws, or that are leaking or disposing of Hazardous Materials off-site, and (ii) the Borrower has notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

                                     SECTION

                                        5

                                    COVENANTS

The Borrower covenants and agrees that during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will, unless the Bank shall otherwise consent in writing:

5.1 REPORTING AND CERTIFICATION REQUIREMENTS: Deliver or cause to be delivered to the Bank:

                (i) Not later than 90 days after the end of each of the Borrower's fiscal years or at such time as Borrow files its Form 10-K with the Securities and Exchange Commission, a copy of the Borrower's Form 10-K filed for such year (If the Borrower has filed its Form 10-K with the Securities and Exchange Commission electronically via EDGAR (or other similar electronic filing system, Borrower shall not be obligated to provide a hard copy of its Form 10-K to the Bank).

                (ii) Not later than 45 days after the end of each fiscal quarter or at such time as Borrower files its Form 10-Q with the Securities and Exchange Commission, a copy of the Borrower's Form 10-Q filed for such period (If the Borrower has filed its Form 10-Q with the Securities and Exchange Commission electronically via EDGAR (or other similar electronic filing system, Borrower shall not be obligated to provide a hard copy of its Form 10-K to the
                        Bank).

                (iii) Concurrently with the delivery of the financial reports required hereunder, a compliance certificate in form and detail satisfactory to the Bank stating that the Borrower is in compliance with all covenants contained herein and that no Event of

                        Default has occurred or is continuing, and certified to by the chief financial officer or VP- Finance of the Borrower.


                (iv) Promptly upon the Bank's request, such other information pertaining to the Borrower, as the Bank may reasonably request.

5.2 FINANCIAL CONDITION: The Borrower promises and agrees, during the term of this Agreement and until payment in full of all of the Borrower's Obligations, the Borrower will maintain at all times:

                (i) A minimum Effective Tangible Net Worth of at least $90,000,000.00.

                (ii) A ratio of the sum of cash, cash equivalents and accounts receivable to Current Liabilities of not less than 1.0 to 1.

                (iii) A minimum net profit after tax and payment of dividends of at least $2,000,000.00 at each fiscal year end.

5.3 PRESERVATION OF EXISTENCE; COMPLIANCE WITH APPLICABLE LAWS: Maintain and preserve its existence and all rights and privileges now enjoyed; and conduct its business and operations in accordance with all applicable laws, rules and regulations, except where failure to do so will result in a material adverse change to Borrower.

5.4 MERGE OR CONSOLIDATE: Not liquidate or dissolve, merge or consolidate with or into any other business organization, provided however, that this Section 5.4 shall not apply to transactions in which Borrower is the surviving entity.

5.5 MAINTENANCE OF INSURANCE: Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be reasonably required by the Bank. All such insurance shall be in form and amount and with companies reasonably satisfactory to the Bank.

5.6 PAYMENT OF OBLIGATIONS AND TAXES: Except where failure to do so will result in a material adverse change to Borrower, make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

5.7 DEPOSITORY RELATIONSHIPS: Maintain its primary business depository relationship with Bank, including general, operating and administrative deposit accounts and cash management services.

5.8 INSPECTION RIGHTS AND ACCOUNTING RECORDS: The Borrower will maintain adequate books and records in accordance with generally accepted accounting principles consistently applied and in a manner otherwise acceptable to Bank, and, at any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Borrower's expense, the amount of which shall be payable immediately upon demand.

5.9 ADDITIONAL INDEBTEDNESS: Not, after the date hereof, create, incur or assume, directly or indirectly, any additional Indebtedness other than
        (i) Indebtedness owed or to be owed to the Bank or (ii) Indebtedness to trade creditors incurred in the Ordinary Course of Business or (iii) Indebtedness of up to $5,000,000.00 in any one fiscal year.

5.10 LOANS: Except for credit extended in the Ordinary Course of Business, not make any loans or advances or extend credit to any directors, officers, members and partners of the Borrower and in no case extend credit to any third person or employee in excess of an aggregate total of $500,000.

5.11 LIENS AND ENCUMBRANCES: Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other lien (including, but not limited to, a lien of attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for Permitted Liens or as otherwise provided in this Agreement.

5.12 TRANSFER ASSETS: Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets except in the Ordinary Course of Business or wherein such action would not cause a material adverse change to the Borrower's financial condition.

5.13 CHANGE IN NATURE OF BUSINESS: Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

5.14 MAINTENANCE OF JURISDICTION: Borrower shall maintain the jurisdiction of its organization and chief executive office, or if applicable, principal residence, as set forth herein and not change such jurisdiction name or form of organization without 30 days prior written notice to Bank.

5.15 NOTICE: Give the Bank prompt written notice of any and all (i) Events of Default; (ii) material litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $10,000,000; (iii) other matters which have resulted in, or might result in a material adverse change in the financial condition or business operations of the Borrower, and (iv) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its properties.

5.16 ENVIRONMENTAL COMPLIANCE: The Borrower shall conduct its operations and keep and maintain all of its property in compliance with all material Environmental Laws and, upon the written request of the Bank, the Borrower shall submit to the Bank, at the Borrower's sole cost and expense, at reasonable intervals, a report providing the status of any environmental, health or safety compliance, hazard or liability.

                                     SECTION

                                        6

                                EVENTS OF DEFAULT

        Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this Agreement:

6.1 NON-PAYMENT: Any Borrower shall fail to pay the principal amount of any Obligations when due or interest on the Obligations within 5 days of when due.

6.2 PERFORMANCE UNDER THIS AGREEMENT: The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement relating to this Agreement or any other document or agreement executed by the Borrower with or in favor of Bank and any such failure shall continue unremedied for more than 30 days after the occurrence thereof.

6.3 REPRESENTATIONS AND WARRANTIES; FINANCIAL STATEMENTS: Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

6.4 OTHER AGREEMENTS: If there is a default under any agreement to which Borrower is a party with Bank or with a third party or parties resulting in a right by the Bank or by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness, except where such acceleration would not have a material adverse effect on the Borrower.

6.5 INSOLVENCY: The Borrower or any guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or
        (vii) in an involuntary proceeding, any receiver, custodian or trustee shall have been appointed for all or substantial part of the Borrower's or guarantor's properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

6.6 EXECUTION: Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

6.7 SUSPENSION: The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted, except where such failure would not have a material adverse effect on the Borrower.

6.8 MATERIAL ADVERSE CHANGE: If there occurs a material adverse change in the Borrower's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations.

6.9 CHANGE IN OWNERSHIP: There shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary to), or an agreement shall be entered into to do so with, any Person or group of Persons (as such terms are defined pursuant to Federal securities laws) with respect to more than 50.1% of the issued and outstanding capital stock of the Borrower and, as a result thereof, such Person or group of Persons has the ability to direct or cause the direction of the management and policies of the Borrower.

                                     SECTION

                                        7

                               REMEDIES ON DEFAULT

Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

7.1 ACCELERATION: Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

7.2 CEASE EXTENDING CREDIT: Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

7.3 TERMINATION: Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

7.4 LETTERS OF CREDIT: Require the Borrower to pay immediately to the Bank, for application against drawings under any outstanding Letters of Credit, the outstanding principal amount of any such Letters of Credit which have not expired. Any portion of the amount so paid to the Bank which is not applied to satisfy draws under any such Letters of Credit or any other obligations of the Borrower to the Bank shall be repaid to the Borrower without interest.

7.5 CLOSE-OUT AND LIQUIDATION: Close-out and liquidate each outstanding FX Transaction so that each FX Transaction is canceled in accordance with the following:

                (i) CLOSING VALUE. The Bank shall calculate value of such canceled FX Transaction by converting (1) in the case of a FX Transaction whose Settlement Date is the same as or later than the Close-Out Date, the amount of Foreign Currency into US dollars at a rate of exchange at which the Bank can buy or sell US dollars with or against the Foreign Currency for delivery on the Settlement Date of the relevant FX Transaction; or (2) in the case of a FX Transaction whose Settlement Date precedes the Close-Out Date, the amount of the Foreign Currency adjusted by adding interest with respect thereto at the Variable Rate from the Settlement Date to the Close-Out Date, into US Dollars at a rate of exchange at which the Bank can buy or sell US dollars with or against the Foreign Currency for delivery on the Close-Out Date.

                (ii) CLOSING GAIN OR LOSS. (1) For a FX Transaction for which the Bank agreed to purchase a Foreign Currency, the amount by which the Closing Value exceeds the Notional Value shall be a Closing Loss and the amount by which the Closing Value is less than the Notional Value shall be a Closing Gain; and (2) For a FX Transaction for which the Bank agreed to sell a Foreign Currency, the amount by which the Closing Value exceeds the Notional Value shall be a Closing Gain and the amount by which the Closing Value is less than the Notional Value shall be a Closing Loss.

                (iii) NET PRESENT VALUE. The Closing Gain or Closing Loss for each Settlement Date falling after the Close-out Date will be discounted by the Bank to it net present value.

                (iv) PAYMENT. To the extent that the net amount of the aggregate Closing Gains exceeds the Closing Losses, such amount shall be payable by the Bank to the Borrower. To the extent that the aggregate net amount of the Closing Losses exceeds the Closing Gains, such amount shall be payable by the Borrower to the Bank.

7.6 NON-EXCLUSIVITY OF REMEDIES: Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

                                     SECTION

                                  MISCELLANEOUS

8.1 AMOUNTS PAYABLE ON DEMAND: If the Borrower shall fail to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under this Agreement in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided hereunder.

8.2 DEFAULT INTEREST RATE: If an Event of Default, or an event which, with notice or passage of time could become an Event of Default, has occurred or is continuing, the Borrower shall pay to the Bank interest on any Indebtedness or amount payable under this Agreement at a rate which is 5% in excess of the rate or rates then in effect under this Agreement.

8.3 RELIANCE AND FURTHER ASSURANCES: Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank. Borrower agrees to execute all documents and instruments and to perform such acts as the Bank may reasonably deem necessary to confirm and secure to the Bank all rights and remedies conferred upon the Bank by this agreement and all other documents related thereto.

8.4 ATTORNEYS' FEES: Borrower shall pay to the Bank all reasonable, actual, out-of-pocket costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the administration, enforcement, including any bankruptcy, appeal or the enforcement of any judgment or any refinancing or restructuring of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

8.5 NOTICES: All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by facsimile delivery, or to such other address as may be specified from time to time in writing by either party to the other. Such notice shall be deemed given upon receipt by the other party.

        TO THE BORROWER:                TO THE BANK:

        VOLCOM, INC.                    BANK OF THE WEST
        1740 Monrovia Avenue            Newport Beach Office (CBC)
        Costa Mesa, CA 92627            4400 MacArthur Boulevard, Suite 150
        Attn:  Douglas Collier          Newport Beach, CA 92660
               CFO                      Attn: Mario DePasquale
                                              Vice President
        FAX:
                                        FAX:

8.6 WAIVER: Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

8.7 CONFIDENTIALITY: The Bank shall treat all financial statements, reports and other information required to be disclosed by Borrower to Bank under the Agreement as confidential. The Bank shall make no disclosure of such information to any person other than to the Bank's external auditors and state and federal examiners and regulators and except as may be required by law, rule, regulation or government agency or in connection with any action to enforce this Agreement if such information is relevant and a protective order satisfactory to Borrower is in effect.

8.8 CONFLICTING PROVISIONS: To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

8.9 BINDING EFFECT; ASSIGNMENT: This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder with the consent of the Borrower.

8.10 JURISDICTION: This Agreement, any notes issued hereunder, the rights of the parties hereunder, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State of California without regard to conflict of law principles, to the jurisdiction of whose courts the parties hereby submit.

8.11 TELEPHONE RECORDING: The Borrower agrees that the Bank may electronically record all telephone conversations between the Borrower and the Bank with respect to any FX Transaction and that any such recording may be submitted in evidence in any arbitration or other legal proceeding. Such recording shall be deemed to be conclusive evidence as to the terms of any FX Transaction in the event of a dispute.

8.12 COUNTERPARTS: This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.

8.13 HEADINGS: The headings herein set forth are solely for the purpose of identification and have no legal significance.

8.14 ENTIRE AGREEMENT AND AMENDMENTS: This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby. This Agreement may be amended only by an instrument in writing signed by the Borrower and the Bank.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.



BANK:                                       BORROWER:

BANK OF THE WEST                            VOLCOM, INC.

BY: /s/ Mario DePasquale                    BY: /s/ Richard Woolcott
   -----------------------------------          --------------------------------
NAME: Mario DePasquale, Vice President      NAME: Richard R. Woolcott, President
                                                  and CEO



                                            BY: /s/ Douglas Collier
                                                --------------------------------
                                            NAME: Douglas P. Collier, CFO and
                                                  Secretary